Exhibit 10(ae)

AMENDMENT TO LOAN AGREEMENT AND ALLONGE

TO VARIABLE RATE PROMISSORY NOTE

This Amendment to Loan Agreement (this “Amendment”) is made effective November 26, 2003 by and between Pinnacle Data Systems, Inc. (“Borrower”), and KeyBank National Association, a national banking association (“Lender”).

BACKGROUND INFORMATION

A. On or about the date of this Amendment, Lender has made a loan to Borrower in the principal amount of up to $5,000,000 (the “Loan”) pursuant to a Business Loan Agreement (Asset Based) (the “Loan Agreement”). The Loan is evidenced by a $5,000,000 Promissory Note (the “Note”). Borrower has also granted Lender a security interest in all of Borrower’s personal property pursuant to a Security Agreement dated the same date as this Amendment (the “Security Agreement”). The Note, the Security Agreement, and any other agreements between Lender and Borrower relating to the Loan are sometimes referred to hereinafter, collectively, as the “Related Agreements” and, individually, as a “Related Agreement “). The terms defined * in the Loan Agreement shall be used in this Amendment, and have the same meaning as defined in the Loan Agreement, unless a term is otherwise defined in this Amendment. To the extent that there are any inconsistencies between the provisions of this Amendment and the provisions of the Loan Agreement, or any of the other Loan Documents, then the applicable provisions of this Amendment shall control and supercede the inconsistent provisions of the Loan Agreement, or any of the other Related Agreements.

B. The Borrower and Lender desire to make certain amendments to the Loan Agreement. Accordingly, Lender and Borrower have agreed to enter into this Amendment.

STATEMENT OF AGREEMENT

The parties to this Amendment acknowledge the accuracy of the foregoing Background Information and for adequate consideration received, receipt of which is hereby acknowledged, hereby agree as follows:

§1. Acknowledgement. Except as otherwise specifically set forth in this Amendment, the Loan, and all other obligations of Borrower under the Related Agreements, shall remain as currently set forth in the Loan Agreement and the Related Agreements and nothing in this Amendment shall alter, modify, limit, or impair any of the rights, powers, or remedies that Lender may have under the Loan Agreement, the Note, or any of the other Related Agreements.

§2. Termination of Existing Loan Documents. Concurrently with the Loan being made pursuant to the Related Agreements, the existing loan documents between Lender and Borrower including without limitation a Promissory Note, a Business Loan Agreement, and a Security Agreement, all dated August 10, 2000 as may have been amended from time to time, shall be terminated and of no further force or effect; provided that Lender’s first priority security interest in all of Borrower’s personal property shall remain perfected and in full force and effect and the Security Agreement described above shall be deemed an amendment to and. replacement of any existing security agreement between Lender and Borrower. Lender shall have no further obligation to make any advances or other payments to the Borrower or any other person or entity pursuant to such terminated loan documents.

§3. Amendment. The Loan Agreement is hereby amended as follows:

The Section of the Loan Agreement titled “AFFIRMATIVE COVENANTS - FINANCIAL STATEMENTS” is hereby amended by adding the following additional covenants

Accounts Receivable Aging Report. Within 20 days after the end of each calendar quarter, management prepared accounts receivable aging report in a format satisfactory to the Lender.

Borrowing Base Report. Within 20 days after the end of each calendar month, a borrowing base certificate in a format satisfactory to the Lender.

The Section of the Loan Agreement titled “NEGATIVE COVENANTS” is hereby deleted. in its entirety and the following is hereby inserted in its place:

NEGATIVE COVENANTS. Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:

Consolidation, Merger or Acquisition. Except as permitted below, (a) merge or consolidate with or into any other Person, or (b) make any acquisition of the business or assets of any other Person (an “Acquisition”); provided that Borrower may make Acquisitions in any calendar year, in an amount not to exceed $500,000 for such calendar year.

Disposition of Assets. Convey, sell, lease, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, accounts receivable and leasehold assets), whether now owned or hereafter acquired, except for (a) equipment or other assets sold, ]eased, assigned or otherwise disposed of in the ordinary course of business and (b) the sale of inventory, if any, in the ordinary course of business.

Obligations. Create, incur, assume, or suffer to exist any Obligation, except the following:

a.	Obligations owed by Borrower to the Bank,

b.	Obligations of Borrower secured by a purchase money security interest in only the property being purchased and/or capitalized lease obligations, both in an aggregate amount not to exceed $250,000 in any calendar year.

For purposes of the foregoing, “Obligation” shall mean (i) all indebtedness for borrowed money (excluding current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), or which is evidenced by a note, bond, debenture or similar instrument, (ii) all obligations under leases that are treated as capitalized leases in accordance with GAAP, (c) all obligations in respect of bankers acceptances issued or created for the account of such Person, and all reimbursement obligations (contingent or otherwise) in respect of any letters of credit issued for the account to the extent not secured by cash and without duplication of any underlying Indebtedness, (d) all liabilities secured by any Lien on any property even if Borrower has not assumed or otherwise become liable for the payment thereof, (e) without duplication, all guarantees of any Obligation and (f) all obligations in respect of any balance deferred and. unpaid. of the purchase price of any property (excluding any such balance that constitutes a current trade liability incurred in the ordinary course of business and payable in accordance with customary practices) if and to the extent the balance would appear as a liability upon a balance sheet prepared in accordance with GAAP.

Liens. Create, incur, assume or stiffer to exist any Lien on any of its properties or assets, except for Permitted Liens.

Guaranties. Guarantee or otherwise be or become directly or contingently responsible or otherwise liable for the Obligations of any other person or entity.

Distributions. Make any Distribution, if as a result of such Distribution, Borrower would be in violation of any of the Financial Covenants set forth in this Agreement. Notwithstanding the foregoing, if there is an Event of Default, or an event that with notice and/or the passage would become an Event of Default, as long as such Event of Default shall exist Borrower shall not make any Distributions whatsoever.

Loans and Investments, Make any loan or advance to any other person or entity or purchase or otherwise acquire any capital stock or other ownership interest, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any other person or entity.

Lines of Business. Alter the nature of the Borrower’s business as operated on the date of this Agreement in any material respect.

Subsidiaries. Create any subsidiaries.

The following new Section titled “FINANCIAL COVENANTS” is hereby added after the Section titled “NEGATIVE COVENANTS”:

FINANCIAL COVENANTS. Borrower covenants and agrees with ender that while this agreement is in effect, Borrower shall not:

Total Debt to Tangible Net Worth Ratio. Maintain a Total Debt to Tangible Net Worth Ratio of 2.00 to 1.00 or less, as of December 31, 2003, and at the end of each fiscal quarter thereafter, to be tested on a rolling four quarters basis. “Total Debt” means all of Borrower’s liabilities including Subordinated Debt. “Subordinated Debt’ means indebtedness and other liabilities of Borrower which have been subordinated by written agreement to the Lender in form and substance acceptable to Lender. “Tangible Net Worth” means Borrower’s total assets excluding all intangible assets (i.e., goodwill, trademarks, patents, copyrights, organizational expenses, and similar intangible items, but including leaseholds and leasehold improvements), less Total Debt.

Operating Cash Flow to Fixed Charge Ratio. Maintain an Operating Cash Flow to Fixed Charge Ratio of not less than 1.30 to 1.00 as of December 31, 2003, and at the end of each fiscal quarter thereafter, to be tested on a rolling four quarters basis. “Operating Cash Flow” shall mean net income after taxes and exclusive of extraordinary gains and losses, gains on the sale of fixed assets, and other income; plus depreciation, amortization, interest expense and lease expenses (provided that all lease expense payments made by Borrower for the lease of its headquarters located at 6600 Port Road, Columbus, Ohio 43125 shall be excluded from the calculation of Fixed Charges), less Distributions. “Distributions” shall mean any cash payment made for the purchase, acquisition, redemption, repurchase, or retirement of any capital stock or other equity interest of the Borrower or as a dividend, return of capital, or other distribution in respect of any capital stock or other equity interest. “Fixed Charges” shall mean the sum of interest expense, current maturities of long-term debt, current maturities of capital leases, lease expenses (except as provided below), preferred Distributions, and Capital Expenditures (all calculated for the preceding twelve month period); provided that all lease expense payments made by Borrower for the lease of its headquarters located at 6600 Port Road, Columbus, Ohio 43125 shall be excluded from the calculation of Fixed Charges. “Capital Expenditures” means net fixed assets at the beginning of the period less net fixed assets at the end of the period, plus depreciation expense for that period.

§4. Effect of Modification. Except as expressly modified by this Amendment, all of the ten-ns and conditions of the Loan Agreement, the Note, and all of the other Related Agreements, as they may have been previously modified in writing, shall remain in full force and effect.

LENDER:
KEYBANK NATIONAL ASSOCIATION

By:	/s/ Roger D Campbell
Roger D Campbell, Senior Vice President

BORROWER:

PINNACLE DATA SYSTEMS, INC.

By:	/s/ Michael R. Sayre
Michael R. Sayre,
Executive Vice President